Exhibit 99.1
ENTERTAINMENT PROPERTIES TRUST REPORTS 2011
YEAR-END RESULTS AND
ANNOUNCES INCREASE IN 2012 GUIDANCE

- Increases Quarterly Dividend by 7% to $0.75 per Common Share -

Kansas City, MO, February 23, 2012 -- Entertainment Properties Trust (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2011.

Total revenue was $77.6 million for the fourth quarter of 2011, representing a 4% increase from $74.7 million for the same quarter in 2010. Net income available to common shareholders was $31.9 million, or $0.68 per diluted common share, for the fourth quarter of 2011 compared to $26.7 million, or $0.57 per diluted common share, for the same quarter in 2010. Funds From Operations (FFO) for the fourth quarter of 2011 was $42.6 million, or $0.91 per diluted common share, compared to $40.4 million, or $0.86 per diluted common share, for the same period in 2010. FFO as adjusted for the fourth quarter of 2011 was $42.4 million, or $0.90 per diluted common share, compared to $40.5 million, or $0.86 per diluted common share, for the same period in 2010.

Total revenue was $301.7 million for the year ended December 31, 2011 representing a 4% increase from $289.8 million for the year ended December 31, 2010. Net income available to common shareholders was $84.3 million, or $1.80 per diluted common share, for the year ended December 31, 2011 compared to $84.7 million, or $1.86 per diluted common share, for the year ended December 31, 2010. FFO for the year ended December 31, 2011 was $150.3 million, or $3.20 per diluted common share, compared to $128.1 million, or $2.81 per diluted common share, for the year ended December 31, 2010. FFO as adjusted for the year ended December 31, 2011 was $160.8 million, or $3.43 per diluted common share, compared to $152.2 million, or $3.34 per diluted common share, for the year ended December 31, 2010.

David Brain, President and CEO, commented “In 2011, our business units produced solid results even though our disciplined investment approach resulted in less investment spending than was anticipated. With the continued strengthening of our balance sheet and a significant investment pipeline, particularly in our key build-to-suit theatre and public charter school businesses, we believe we are well positioned for accelerated portfolio and earnings growth. As a result, we are pleased to report an increase in 2012 earnings guidance as well as a 7% increase in our dividend run rate.”

A reconciliation of FFO to FFO as adjusted follows (dollars in millions, except per share amounts):

	Three Months Ended December 31,
	2011		2010
	Amount	FFO/share	Amount	FFO/share

FFO	$42.6	$0.91	$40.4	$0.86
Costs (gain) associated with loan refinancing or payoff, net	(0.4)	(0.01)	—	—
Transaction costs	0.2	—	0.1	—
FFO as adjusted	$42.4	$0.90	$40.5	$0.86

Dividends declared per common share		$0.70		$0.65
FFO payout ratio, as adjusted		78%		75%

	Year Ended December 31,
	2011		2010
	Amount	FFO/share	Amount	FFO/share

FFO	$150.3	$3.20	$128.1	$2.81
Costs associated with loan refinancing or payoff, net	6.0	0.13	15.6	0.34
Transaction costs	1.7	0.04	7.8	0.17
Provision for loan losses	—	—	0.7	0.02
Preferred share redemption costs	2.8	0.06	—	—
FFO as adjusted	$160.8	$3.43	$152.2	$3.34

Dividends declared per common share		$2.80		$2.60
FFO payout ratio, as adjusted		82%		78%

Portfolio Update

As of December 31, 2011, the Company's real estate portfolio consisted of 112 megaplex theatres (including two joint venture properties) totaling approximately 8.8 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 4.4 million square feet. The Company also owned 35 public charter schools (including two public charter school properties under construction), five vineyards totaling approximately 726 plantable acres and eight wineries totaling approximately 640 thousand square feet. At December 31, 2011, the Company's megaplex theatres were 99% occupied, public charter schools were 100% occupied, and its overall real estate portfolio was 98% occupied.

In addition, as of December 31, 2011, the Company's real estate mortgage loan portfolio had a carrying value of $325.1 million and included financing provided for entertainment, retail and recreational properties, including ten metropolitan ski areas covering approximately 6,100 acres in six states.

Investment Update

The Company's investment spending in the fourth quarter totaled $31.0 million bringing the total for the year ended December 31, 2011 to $137.9 million. The Company's investment activity in the fourth quarter included $13.2 million for the development of public charter school properties, $9.0 million in funding to Peak Resorts for the purchase of land at two ski resorts as well as $7.7 million for theatre and retail development projects.

Looking forward to 2012, in the first quarter we anticipate entering into eight to ten new build-to-suit theater investments totaling approximately $80.0 million to $100.0 million and closing on $75.0 million of other entertainment and recreational properties. Also in the first quarter of 2012, we anticipate executing commitments totaling approximately $40.0 million for the development of five additional public charter schools expected to open before the end of the fiscal year.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total long-term debt to total assets plus accumulated depreciation) of 38% at December 31, 2011. As previously announced, on October 13, 2011, the Company amended and restated its unsecured revolving credit facility. The facility was increased from $382.5 million to $400.0 million and includes a $100.0 million accordion feature. The facility is priced based on a grid related to the Company's senior unsecured credit ratings, with pricing at closing of LIBOR plus 160 basis points, a 140 basis point reduction in the credit spread from the former facility. The new facility has a maturity date of October 13, 2015 with a one year extension available at the Company's option.

On January 5, 2012, the Company entered into a new $240.0 million five year term loan facility. The loan matures on January 5, 2017 and includes a $110.0 million accordion feature. Similar to the revolving credit facility, pricing is based on a grid related to the Company's senior unsecured credit ratings, which at closing was LIBOR plus 175 basis points. Simultaneously at closing, this rate was fixed at 2.66% for the first four years through interest rate swaps. The net proceeds from this new term loan facility were primarily utilized to reduce the outstanding balance of the Company's revolving credit facility to zero.

Dividend

The Company is announcing a dividend for the first quarter of 2012 of $0.75 per common share. This dividend represents an annualized dividend of $3.00 per common share, a 7% increase over the prior year.

Guidance Update

The Company is maintaining its 2012 investment spending guidance of $250.0 million to $300.0 million. The Company is increasing its 2012 guidance for FFO as adjusted per diluted share to $3.50 to $3.70, from the previous guidance of $3.44 to $3.64, to reflect the Company's current investment spending expectations as well as recent financing activities.

Quarterly and Year-End Supplemental

The Company's supplemental information package for the fourth quarter and year ended December 31, 2011 is available on the Company's website at www.eprkc.com.

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Rental revenue	$57,776	$56,613	$226,031	$219,949
Tenant reimbursements	4,370	4,656	17,965	17,100
Other income	1,463	52	1,783	536
Mortgage and other financing income	13,999	13,358	55,880	52,258
Total revenue	77,608	74,679	301,659	289,843
Property operating expense	4,838	6,710	23,547	24,684
Other expense	2,178	390	3,999	1,106
General and administrative expense	5,045	4,430	20,173	18,225
Costs (gain) associated with loan refinancing or payoff, net	(390)	—	5,773	11,383
Interest expense, net	17,658	19,245	71,679	72,311
Transaction costs	233	141	1,730	517
Provision for loan losses	—	—	—	700
Impairment charges	—	463	27,115	463
Depreciation and amortization	12,040	11,900	47,927	45,359
Income before equity in income from joint ventures and discontinued operations	36,006	31,400	99,716	115,095
Equity in income from joint ventures	616	776	2,847	2,138
Income from continuing operations	$36,622	$32,176	$102,563	$117,233
Discontinued operations:
Income (loss) from discontinued operations	110	1,444	2,099	(5,195)
Impairment charges	—	—	(8,941)	—
Transaction costs	—	—	—	(7,270)
Gain on sale or acquisition of real estate	1,236	555	19,545	8,287
Net income	37,968	34,175	115,266	113,055
Add: Net loss (income) attributable to noncontrolling interests	(25)	28	(38)	1,819
Net income attributable to Entertainment Properties Trust	37,943	34,203	115,228	114,874
Preferred dividend requirements	(6,003)	(7,551)	(28,140)	(30,206)
Series B preferred share redemption costs	—	—	(2,769)	—
Net income available to common shareholders of Entertainment Properties Trust	$31,940	$26,652	$84,319	$84,668
Per share data attributable to Entertainment Properties Trust common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.65	$0.53	$1.54	$1.92
Income (loss) from discontinued operations	0.03	0.04	0.27	(0.05)
Net income available to common shareholders	$0.68	$0.57	$1.81	$1.87
Diluted earnings per share data:
Income from continuing operations	$0.65	$0.53	$1.53	$1.91
Income (loss) from discontinued operations	0.03	0.04	0.27	(0.05)
Net income available to common shareholders	$0.68	$0.57	$1.80	$1.86
Shares used for computation (in thousands):
Basic	46,726	46,539	46,640	45,206
Diluted	46,967	46,893	46,901	45,555

ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net income available to common shareholders of Entertainment Properties Trust	$31,940	$26,652	$84,319	$84,668
Gain on sale or acquisition of property	(1,236)	(555)	(19,545)	(8,287)
Real estate depreciation and amortization	11,773	13,694	49,009	52,828
Allocated share of joint venture depreciation	118	90	452	308
Impairment charges	—	463	36,056	463
Noncontrolling interest	—	—	—	(1,905)
FFO available to common shareholders of Entertainment Properties Trust	$42,595	$40,344	$150,291	$128,075
FFO per common share attributable to Entertainment Properties Trust:
Basic	$0.91	$0.87	$3.22	$2.83
Diluted	0.91	0.86	3.20	2.81
Shares used for computation (in thousands):
Basic	46,726	46,539	46,640	45,206
Diluted	46,967	46,893	46,901	45,555
Other financial information:
Straight-lined rental revenue	$298	$642	$966	$1,883
Dividends per common share	$0.70	$0.65	$2.80	$2.60

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs, less gain on acquisitions. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three months and year ended December 31, 2011 and 2010 because the effect is anti-dilutive.

ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2011	2010
Assets
Rental properties, net of accumulated depreciation of $335,116 and $296,784 at December 31, 2011 and 2010, respectively	$1,819,176	$2,020,191
Rental properties held for sale, net	4,696	6,432
Land held for development	184,457	184,457
Property under development	22,761	5,967
Mortgage notes and related accrued interest receivable, net	325,097	305,404
Investment in a direct financing lease, net	233,619	226,433
Investment in joint ventures	25,053	22,010
Cash and cash equivalents	14,625	11,776
Restricted cash	19,312	16,279
Intangible assets, net	4,485	35,644
Deferred financing costs, net	18,527	20,371
Accounts receivable, net	35,005	39,814
Notes and related accrued interest receivable, net	5,015	5,127
Other assets	22,167	23,515
Total assets	$2,733,995	$2,923,420
Liabilities and Equity
Accounts payable and accrued liabilities	$36,036	$56,488
Dividends payable	38,711	37,804
Unearned rents and interest	6,850	6,691
Long-term debt	1,154,295	1,191,179
Total liabilities	1,235,892	1,292,162
Entertainment Properties Trust shareholders’ equity	1,470,049	1,603,239
Noncontrolling interests	28,054	28,019
Equity	1,498,103	1,631,258
Total liabilities and equity	$2,733,995	$2,923,420

About Entertainment Properties Trust
Entertainment Properties Trust (NYSE:EPR) is a specialty real estate investment trust (REIT) that invests in properties in select categories which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total assets exceed $2.7 billion and include megaplex movie theatres and adjacent retail, public charter schools and other destination recreational and specialty investments. We adhere to rigorous underwriting and investing criteria, centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com or from Brian Moriarty at 888-EPR-REIT

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “expects,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would,” “may” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. In addition, references to our budgeted amounts and guidance are forward looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.